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                                CONTRACT OF SALE
                            BROADBENT BUSINESS CENTER
                            -------------------------

Contract of Sale made as of the 7th day of March, 2001 between CEDAR INCOME FUND PARTNERSHIP, L.P., a Delaware limited partnership, with an address at 44 South Bayles Avenue, Port Washington, NY 11050 ("Seller") and BUSINESS PROPERTY TRUST, LLC, an Oregon limited liability company, with an address at Suite 230, 9500 SW Barbur Boulevard, Portland, Oregon 97219 ("Purchaser").

                              W I T N E S S E T H:
                              --------------------

         For and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Agreement to Sell. Seller agrees to sell to Purchaser, and Purchaser agrees to buy from Seller all that certain lot, tract or parcel of land and premises, together with all buildings and improvements thereon, located at 3608-3710 West 2100 South and 3609-3705 West 1987 South, Salt Lake City, Utah and more particularly described in Exhibit A attached hereto (the "Premises").

2. Purchase Price. Purchaser agrees to pay to Seller, and Seller agrees to accept as and for the purchase price for the Premises the sum of Five Million Three Hundred Thousand Dollars ($5,300,000) which sum (the "Purchase Price") shall be paid as follows:

         (a) Upon execution of this Contract, Purchaser shall deliver a certified or bank check in the amount of $100,000 (the "First Deposit") to be held by Fidelity National Title Insurance Company of Oregon ("Escrow Agent") at its office at 900 SW 5th Avenue, Portland, Oregon 97204 (attn: Cheryl Mozinski and Karleen Huggins, 503-222-2424), in accordance with the terms of this Contract; and

         (b) Upon the satisfaction or waiver of the financing contingency described in Section 6 hereof, Purchaser shall deliver a certified or bank check in the amount of $50,000 (the "Second Deposit") to be added to the First Deposit and to be held by the Escrow Agent in accordance with the terms of this Contract (the First Deposit and the Second Deposit, once delivered, together with any interest thereon, are referred to collectively as the "Earnest Money"); and

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         (c) Upon closing of title, the balance of the Purchase Price, subject to apportionments pursuant to Paragraph 13 hereof, shall be paid to Seller. All monies in excess of $500 in the aggregate payable under this Contract, unless otherwise agreed to by Seller, shall be paid by unendorsed certified check of Purchaser, or official check of any bank, savings bank, trust company or savings and loan association having a banking office in the State of New York or, at Seller's or Purchaser's election, by wire transfer to Seller's account or Escrow Agent.

3. Title to Premises. Purchaser acknowledges that the Premises are to be conveyed subject to the following matters, which matters shall not be deemed to be title defects rendering Seller's title to the Premises unmarketable or unsatisfactory to Purchaser (each constituting a "Permitted Exception"):

         (a) Zoning ordinances and other applicable governmental regulations and requirements, provided same does not prohibit the maintenance of the existing use of the Premises;

         (b) All matters described on Schedule B, Part I and Schedule A, Item 5 of Merrill Title Company Title Policy No F52-389441 dated May 11, 2000;

         (c) Liens for taxes, assessments, water charges and sewer rents not yet due and payable, subject to adjustment as hereinafter set forth;

         (d) Standard conditions and exceptions to title contained in the standard form of Owner's Title Insurance Policy; and

         (e) Leases (subject to Purchaser's right of due diligence review set forth in Section 5) and matters affecting the interests or leasehold estates of, or personal property or fixtures owned or leased from third parties by, tenants under such Leases or under leases previously in effect.

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4. Title Search. Purchaser shall promptly order a title search of the Premises from Fidelity National Title Insurance Company of Oregon (the "Title Company") and shall instruct the Title Company to deliver to both Seller and Purchaser duplicate copies of all reports or other search results obtained related to the Premises. If the title report discloses any title matter not provided for above which operates to render title to Premises unsatisfactory to Purchaser in its reasonable discretion (a "Title Defect"), then Purchaser shall give notice thereof to Seller in writing within thirty (30) days of the date hereof ("Title Objection Period"), and Seller shall have thirty (30) business days, at its option, and in its sole discretion, to cure such title matters. If Seller is not able or does not elect to cure, satisfy or discharge the same, then Purchaser's sole right shall be to terminate this Contract on notice to Seller within five
(5) days after Seller notifies Purchaser that it will not or cannot cure, satisfy or discharge same, and thereafter the Earnest Money shall be returned to Purchaser and neither party shall have any further rights or obligations under this Contract (except for the obligations set forth in Sections 5, 24 and 25 hereof). If Purchaser does not exercise its right to terminate this Contract, then Purchaser shall accept such title as Seller is able to convey without reduction or abatement of the Purchase Price and such uncured Title Defects(s) shall constitute a "Permitted Exception". Any objection to title based on a Title Defect existing on the date hereof not raised in accordance with the provisions of this Section (other than liens in favor of Key Bank National Association, which Seller hereby agrees to satisfy out of the proceeds of sale) within the Title Objection Period shall be deemed waived, and thereafter shall constitute a "Permitted Exception".

5. Due Diligence Review. Purchaser's obligations are subject to the following contingencies, which are for Purchaser's sole benefit and may be exercised or waived only by Purchaser, but if not exercised by Purchaser within the time requirements set forth herein, shall be deemed waived:

         a. Purchaser's review and approval of the existing leases, licenses, and occupancy agreements (however denominated) affecting the Premises, any other Due Diligence Documents (defined and listed on Exhibit D to this Contract), and of the general financial feasibility of the purchase, within thirty (30) days after Seller provides complete copies of the Due Diligence Documents to Purchaser. Seller will provide complete copies of the Due Diligence Documents to Purchaser within five (5) days after the date of this Contract. Purchaser shall confirm in writing receipt of the Due Diligence Documents.

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         b. Purchaser's review and approval of the state of title to the
Premises, as more specifically described in Section 4 above.

         c. Purchaser's obtaining financing for at least 70% of the Purchase Price, on terms reasonably acceptable to Purchaser, as more specifically described in Section 6 below.

         d. Purchaser's review and approval of the zoning and land use regulations affecting the Premises, and of the physical condition of the Premises, including any environmental, surveying, engineering or other review of the Premises within thirty (30) days of the date of this Contract (the "Due Diligence Review Period"), provided that Purchaser shall obtain Seller's written consent prior to conducting any test which may cause damage to the Premises or any part thereof and shall promptly repair any damage caused by any sampling or other tests conducted on the Premises and shall indemnify and hold harmless Seller for any loss, cost, liability or expense incurred by Seller as a result of or arising from performance of such tests or any activity by Purchaser or its representatives, agents or contractors on or about or concerning the Premises. The foregoing obligations shall survive any termination of this Contract. Purchaser shall promptly deliver to Seller duplicate copies of all reports, test results or other materials prepared in connection with its review of the Premises. In the event such review discloses deficient environmental or other conditions, then Purchaser shall give notice thereof to Seller within the Due Diligence Review Period, and Seller shall have thirty (30) business days, at its option and in its sole discretion, to propose a cure of such deficient condition. If Seller proposes a cure to Purchaser, then Purchaser will have ten
(10) days to elect whether to accept the proposed cure. If Seller proposes a cure which is accepted by Purchaser, then Seller will diligently proceed with the cure and closing will be delayed until after the cure is complete. If (a) Purchaser , in its sole discretion, rejects Seller's proposed cure, or(b) Seller notifies Purchaser that Seller does not elect to cure such deficient condition, then Purchaser may terminate this Contract on notice to Seller within (a) five
(5) days after Seller notifies Purchaser that it is unable or elects not to cure or , (b) simultaneously with Purchaser's rejection of Seller's proposed cure (whichever is appropriate), and thereafter the Earnest Money shall be returned to Purchaser and neither party shall have any further rights or obligations under this Contract (except for the obligations set forth in this Section and in Sections 24 and 25 hereof). In the event Purchaser does not timely exercise the foregoing right to cancel, then Purchaser shall proceed to Closing without any abatement of the Purchase Price.

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Upon either (a) notice from Purchaser that there are no deficient conditions or any deficient condition has been cured or (b) expiration of the Due Diligence Review Period and the period for Seller's cure, if applicable, without Seller receiving notice of cancellation of the Contract pursuant to this Section, whichever is first to occur ("Due Diligence Completion"), the contingency provided for in this Section shall be deemed satisfied and Purchaser shall accept the Premises in such condition as existing on the date of such notice or expiration of the applicable period, subject to reasonable wear and tear prior to closing of title, without abatement of the Purchase Price set forth above.

6. Financing Contingency. Purchaser intends to obtain a new first mortgage loan at prevailing rates and terms (including maturity, charges and fees, prepayment and recourse provisions) and in so doing, Purchaser shall (a) submit in any such loan application truthful, accurate and complete information as required by the proposed lender(s); (b) promptly and completely reply to any request for additional information or documentation by the proposed lender(s) and (c) comply with all reasonable or customary requirements of the proposed lender(s). Within ten (10) days after Due Diligence Completion (and at Financing Contingency Expiration) Purchaser shall deliver to Seller a complete list of all lenders to whom Purchaser shall have applied and the date(s) of such application(s). If Purchaser fails through no fault of Purchaser, and despite Purchaser's diligent efforts, to obtain a commitment for financing (whether or not conditional upon any factor) in the minimum principal amount of seventy (70%) percent of the Purchase Price (or any lesser loan amount acceptable to Purchaser) on terms reasonably acceptable to Purchaser (provided that prevailing market terms shall be deemed to be acceptable) by the date which is thirty (30) days after Due Diligence Completion ("Financing Contingency Expiration"), then Purchaser shall have the option of terminating this Contract upon notice to Seller ("Financing Failure Notice") not later than the Financing Contingency Expiration. If Seller does not receive the Financing Failure Notice prior to Financing Contingency Expiration, then the financing contingency shall be deemed waived and of no further effect, Purchaser shall make the Second Deposit and Purchaser shall proceed to closing in accordance with Section 12 hereof. In the event Seller has not received the Financing Failure Notice by the Financing Contingency Expiration, then the failure of Purchaser to make the Second Deposit by the Financing Contingency Expiration shall constitute a default hereunder.

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Upon receipt of Purchaser's Financing Failure Notice, Seller shall have the option (but not the obligation) of (x) attempting to place the loan or (y) providing purchase money financing for all or a portion of the Purchase Price. In the event Seller elects such option, Seller shall notify Purchaser within fifteen (15) days of the Financing Failure Notice, including in Seller's notice the terms of Seller's proposed financing to Purchaser if Seller elects to offer such financing, and in which event the Financing Contingency Expiration shall be extended for a period of thirty (30) days thereafter. In the event Seller elects either (x) or (y) above, generally prevailing market rates and terms shall be deemed to be acceptable and Purchaser shall be obligated to accept financing on such terms. Purchaser shall also make available to Seller within five (5) days of such notice to Purchaser by Seller, all correspondence with respect to any loan application made by Purchaser with respect to the Premises. If Purchaser accepts Seller's financing proposal, or if Seller locates other financing reasonably acceptable to Purchaser, then the transaction will close as soon as financing documents can be drafted and agreed upon, Purchaser agreeing to use in best efforts to conclude such documentation as expeditiously as possible. But if Purchaser is not obligated to accept the financing as provided above and (a) Purchaser does not accept Seller's financing proposal, or (b) Seller neither offers financing to Purchaser nor locates other financing reasonably acceptable to Purchaser, then the Earnest Money will be refunded to Purchaser and the Contract will terminate.

7. No Representations. Purchaser to date and during the Due Diligence Period will have made such examination of the Premises, the operation, income and expenses thereof and all other matters affecting or relating to this transaction as Purchaser shall deem necessary. Purchaser affirms that Seller has not made nor has Purchaser relied upon any representation, warranty or promise made by Seller or any broker or any representative or agent of Seller, nor has Purchaser relied on any information or material provided by Seller or any broker or any representative or agent of Seller, with respect to any of the following ("Premises Conditions"): the Premises or its physical or legal condition, income, expenses, operation or use, or the laws, ordinances, rules and regulations applicable to the Premises or compliance of the Premises therewith, or any other matter or thing affecting or related to the Premises, except as specifically set forth in this Contract. It is understood and agreed that, except for the representations explicitly set forth herein, Purchaser is acquiring and will accept conveyance of the Premises and the equipment and fixtures therein in their "as is" condition, subject to reasonable wear and tear

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prior to closing of title. Purchaser hereby releases and agrees that it shall not seek recourse of any kind against Seller or any of its employees, contractors, attorneys, partners, agents or representatives for any claims, loss, cost or expense of any kind related to or arising from any of the Premises Conditions, other than the limited recourse against Seller only for breach of the representations specifically set forth herein, subject to the limitations described herein.

8. Seller's Limited Representations and Warranties. Seller represents and warrants to Purchaser as follows:

         (a) Seller has received no written notice of any action for eminent domain from any governmental instrumentality having jurisdiction over the Premises.

         (b) Seller has received no written notice issued by insurance or casualty companies regarding the Premises, with respect to violations affecting the same as to use or operation.

         (c) There are no service contracts affecting the Premises for elevator service, air conditioning and heating service, except as listed on Exhibit B annexed hereto.

         (d) There are no outstanding contracts with any labor unions affecting employees who may be used in connection with the operation of the Premises.

         (e) Seller owns fee title to the Premises.

         (f) Seller has the power and authority to enter into this Contract and to fulfill its obligations under this Contract.

         (g) Seller has received no notice from any governmental authority of any violation of law, regulation, or code affecting the Premises, except only for notices relating to violations which have been cured.

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         (h) Seller has received no notice from any tenant at the Premises of any default or breach of Seller's obligations under any lease, license, or occupancy agreement affecting the Premises, nor of any tenant's intention to terminate its lease, license, or occupancy agreement pursuant to any right to terminate contained within the lease, except as set forth on Exhibit C.

         (i) To the best of Seller's knowledge, the copies of the leases, licenses, and occupancy agreements which Seller has provided or will provide to Purchaser are all the leases, licenses, and occupancy agreements which affect the Premises, and are complete copies of those leases, licenses, and occupancy agreements.

         (j) To the best of Seller's knowledge, no tenant has an option or right of first refusal to acquire title to the Premises, except as contained in the copies of the leases (and other agreements) provided or to be provided by Seller to Purchaser and to the best of Seller's knowledge, no tenant has an option to renew or extend the term of its lease, except as contained in the copies of the leases (and other agreements) provided or to be provided by Seller to Purchaser.

For the purposes of this Contract, or any of Seller's closing documents, the phrase "to the knowledge of Seller", or phrases of similar import, shall mean the actual knowledge of Brenda J. Walker, Vice President of Cedar Income Fund, Ltd. and Leo S. Ullman, President of Cedar Income Fund, Ltd., without having conducted, or undertaken to so conduct, any independent investigations or studies as to the accuracy or completeness of same, or having undertaken any past, present, or future duty to so investigate same.

9. Personalty and Fixtures. All right, title, and interest of Seller in and to the personalty and fixtures that are in or on the Premises, and are due to be transferred at the time of Closing, shall be deemed transferred to Purchaser under the deed to be delivered at Closing. No part of the Purchase Price shall be deemed to have been paid by Purchaser for the personalty and fixtures. In the event a taxing authority shall determine that a sales tax is due on the personalty, Purchaser agrees to pay the same. This provision shall survive Closing.

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10. Destruction or Condemnation. (A) If, prior to the Closing, all or any portion of the Premises becomes the subject of an actual or threatened eminent domain proceeding, (a) Seller shall notify Purchaser of such fact; (b) this Contract shall be unaffected thereby; (c) Seller shall assign to Purchaser all of its rights to any condemnation proceeds awarded with respect to such condemnation; and (d) Seller shall convey the Premises to Purchaser without an abatement of the Purchase Price or obligation on the part of Seller to restore the damage.

         (B) If, prior to the Closing, all or any portion of the Premises is damaged or destroyed by fire or other casualty (excepting normal wear and tear), and (i) the cost to repair the damage or destruction is $100,000 or less, then Seller shall notify Purchaser of the event and proceed forthwith to repair the damage or destruction. The Contract shall be otherwise unaffected. (ii) If the cost to repair the damage or destruction is more than $100,000 but the damage or destruction does not reduce the rental income of the Premises (i.e., does not result in any tenant having a right to abate rent, not covered by insurance, or terminate its lease), then Seller shall notify Purchaser of the event, assign to Purchaser its rights to any insurance proceeds payable to Seller on account of the event, and credit to Purchaser against the Purchase Price that amount, if any, by which the insurance proceeds fall short of the estimated cost to repair the damage or destruction (but in no event exceeding $5,000). The Contract shall be otherwise unaffected, provided however that if the total insurance proceeds shortfall exceeds $10,000, then Purchaser shall have the right to elect within fifteen (15) days whether to terminate this Contract (which election Seller may nullify by notifying Purchaser within fifteen (15) days of Purchaser's exercise of its election that Seller agrees to reimburse Purchaser for the amount that the insurance shortfall exceeds $10,000). (iii) If the cost to repair the damage or destruction is more than $100,000 and the damage or destruction reduces the rental income of the Premises, then Seller shall notify Purchaser of the event and Purchaser shall have the right to elect within fifteen (15) days whether to terminate this Contract.

If Purchaser delivers timely notice to Seller of its election to terminate this Contract in accordance with subsection (ii) or (iii) above, then Purchaser shall receive return of the Earnest Money and the other obligations of the parties will end, except for the obligations set forth in Sections 5, 24 and 25 hereof), otherwise the parties shall proceed as under subsection (ii) of this paragraph (without reference to any right of termination).

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11. Leases. The Premises are sold and shall be conveyed subject to the leasehold interests and tenancies (the "Leases") listed on Exhibit C attached hereto and made a part hereof. Purchaser acknowledges that by Due Diligence Completion it shall have had an opportunity to examine copies of the Leases and will accept title subject thereto. Seller does not warrant that any particular Lease will be in force or effect at the Closing or that the tenant will have performed its obligations thereunder, but Seller does covenant that after Due Diligence Completion Seller will not terminate any Lease or materially reduce the financial obligations of any tenant by agreement with the tenant without the prior consent of Purchaser, which Purchaser will not unreasonably withhold or delay. Failure of Purchaser to respond within five (5) business days shall be deemed to be consent. Prior to Due Diligence Completion, Seller shall only be obligated to notify Purchaser of such termination or modification. The termination of any Lease, the removal of any tenant or vacation by any tenant prior to the Closing shall not affect the obligations of Purchaser under this Contract in any manner or entitle Purchaser to any abatement of or credit against Purchaser's obligations or give rise to any other claim of Purchaser. If Purchaser shall, subsequent to the date of Closing, collect rentals from any tenants in arrears, such rentals shall first be applied to rentals due for a period of thirty (30) days prior to the date of Closing, which amounts shall be remitted to Seller promptly after receipt thereof. Purchaser agrees to bill the applicable tenants as soon as practicable and to promptly remit to Seller the portion of any additional rent attributable to the period prior to the date of Closing as and when collected. This obligation shall survive the Closing.

12. Closing of Title. The closing of title ("Closing") shall be held at the offices of the Escrow Agent, or such other place as the parties shall mutually agree at a mutually agreeable date and time within thirty (30) days after the Financing Contingency Expiration (the "Closing Date"), except as may be extended for financing or for repair of damage or destruction pursuant to the terms herein contained. The following actions shall take place at Closing:

         (a) Seller shall deliver to Purchaser a special warranty deed, properly executed in proper form for recording so as to convey the title required by this Contract and will cause the Title Company to deliver to Purchaser an ALTA Owner's Policy of title insurance insuring marketable title to the Premises in Purchaser subject only to Purchaser's acquisition financing, the usual preprinted exceptions, and the Permitted Exceptions, at Purchaser's expense;

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         (b) Purchaser shall pay to Seller the balance of the Purchase Price, as provided in Paragraph 2 of this Contract and Escrow Agent shall release the Earnest Money to Seller (along with the balance of the Purchase Price if paid by Purchaser to Escrow Agent);

         (c) Apportionments shall be made pursuant to Paragraph 13 hereof and Seller and Purchaser shall each pay closing costs as is customary for commercial transactions in Salt Lake City, Utah, except as may be explicitly provided otherwise herein;

         (d) Purchaser shall cause the deed to be recorded;

         (e) Seller and Purchaser shall each deliver to the other a consent of partners, board resolutions or other appropriate evidence of authority to enter into the transactions described herein; and

         (f) Seller shall deliver the original Leases, licenses, and occupancy agreements to Purchaser and shall assign to Purchaser all Leases and security deposits held in connection therewith and Purchaser shall assume all of the obligations of Seller that are to be performed under the Leases following the Closing; and

         (g) Purchaser shall deliver to Seller an agreement indemnifying and agreeing to defend Seller against any claims made by tenants with respect to tenants' security deposits to the extent assigned to Purchaser and claims by real estate brokers (except for claims by affiliates of Seller, such as Brentway Management LLC and Cedar Bay Realty Advisors, Inc.) with respect to claims arising from renewals, expansions or other modifications or new leases entered into after the Closing Date.

13. Apportionments. The following are to be apportioned between Seller and Purchaser as of midnight of the day before the date of Closing:

         (a) Rents collected from the Premises as of the Closing Date; and
         (b) Charges under transferable service contracts;
         (c) Real estate taxes, assessments and water and sewer rents; and
         (d) Utility usage for vacant tenant spaces.

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14. Brokerage. Purchaser and Seller each represent to the other that it did not deal with any broker except CB Richard Ellis, Inc., Jones Lang LaSalle Americas, Inc. and Brentway Management LLC (the "Brokers") in connection with this transaction. Purchaser and Seller each represent to the other that no broker other than the aforementioned Brokers was instrumental in bringing about this sale. In the event any claim is made by a broker, finder or similar person (other than one of the Brokers) based on actual dealings with either party hereto, such party with whom said broker claims to have dealt shall indemnify and hold harmless the other from and against any and all claims, loss, liability and expense (including without limitation reasonable legal fees) in connection with any such claims. The Brokers shall be paid a real estate sales commission by the Seller in accordance with separate agreements between the Brokers and the Seller.

15. Liability for Breach of Contract. The liability of Seller hereunder is hereby limited to return of the Earnest Money (except only in the case of Seller's willful refusal to close in violation of the terms hereof where Purchaser is not in default and is ready, willing and able to close, in which case such limit shall include reimbursement of Purchaser's out-of-pocket expenses actually incurred in its due diligence and investigation of the Premises after the date of this Contract up to a maximum aggregate of $10,000), upon which return the liability of Seller shall wholly cease, and Purchaser shall have no further claim against Seller for any default, breach or violation hereof. Upon the default or failure of Purchaser to perform its agreements hereunder, Seller shall be entitled to the full amount of the Earnest Money as liquidated damages, which sum Purchaser agrees is not a penalty and which sum Seller and Purchaser agree is a reasonable estimation of Seller's damages, such damages being difficult to calculate at this time.

16. Further Assurances. Each of the parties hereby agrees to execute, acknowledge and deliver such other documents or instruments as the other may reasonably require from time to time to carry out the purposes of this Contract.

17. Notices. All notices, requests, consents, approvals or other communications under this Contract shall be in writing and sent by overnight delivery service requiring the recipient's signature or mailed by certified mail, return receipt requested, postage prepaid, addressed (a) if to Seller, at Cedar Income Fund Partnership, L.P., 44 South Bayles Avenue, Port Washington, New York 11050 Attn:
Brenda J. Walker, with a copy to Stuart H. Widowski, General Counsel, Cedar Bay

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Realty Advisors, Inc., 44 South Bayles Avenue, Port Washington, New York 11050
and (b) if to Purchaser, at Suite 230, 9500 SW Barbur Boulevard, Portland, Oregon 97219, with a copy to Dean N. Alterman, Esq., Lane Powell Spears Lubersky LLP, Suite 2100, 601 SW 2nd Avenue, Portland, Oregon 97204; or at such other address as either party shall designate by giving notice thereof to the other party in the manner above provided. Such notice shall be deemed effective upon delivery to or refusal by the intended recipient thereof.

18. Merger. The acceptance of a deed by Purchaser shall be deemed to be a full performance by Seller of, and shall discharge Seller from, all obligations hereunder, and thereafter, Seller shall have no liability hereunder to Purchaser, or to any other person, firm, corporation or public body with respect to the Premises, except as herein specifically provided. In the event that any representation of Seller hereunder shall be discovered by Purchaser before Closing to be false, Purchaser's sole right shall be to terminate this Contract and obtain return of the Earnest Money and neither party shall have any further rights or obligations hereunder (except for the obligations under Sections 5, 24 and 25 hereof). The representations and indemnities of Seller shall not survive the Closing , except for the representations set forth in Section 8(c), (d), (f) and (g), which shall survive for a period of twelve (12) months after Closing, provided however that in no event shall any post-closing liability arising from the representations set forth in Section 8(c), (d) and/or (g) exceed Purchaser's actual out-of-pocket loss up to $5,000 in the aggregate.

19. Binding Effect; Entire Agreement. This Contract, once executed by both parties, shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Contract contains the entire agreement between the parties, and may not be modified except by a writing executed by the party against whom enforcement is sought. Prior to execution by both parties, this Contract shall not constitute an offer nor confer any rights upon Purchaser.

20. Recording. This Contract of Sale shall not be recorded by either party.

21. No Assignment. None of the rights or obligations under this Contract shall be assignable by the Purchaser without prior written consent of Seller and any such attempted assignment shall be without force or effect. However, Purchaser,

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upon notice to Seller at least five (5) business days prior to Closing, may assign its rights to any entity which is owned or controlled by Purchaser without the prior consent of Seller, but no such assignment will relieve Purchaser of its obligations under this Contract. Purchaser shall deliver to Seller a fully executed copy of any qualifying assignment (which must contain an assumption of all liabilities hereunder) along with the notice required herein.

22. Governing Law. This Contract of Sale shall be construed in accordance with and governed by the laws of the State of Utah.

23. Time of the Essence. Time is of the essence with respect to the performance of each of the obligations described herein.

24. Obligations Upon Termination. In the event this Contract is terminated for any reason, Purchaser shall immediately deliver to Seller all documents, plans, reports or other materials provided to Purchaser or prepared by Purchaser or its agents, contractors or representatives related to the Premises.

25. Confidentiality. All information, materials and documents provided by Seller or prepared by Purchaser or its contractors in connection with this Contract or the Premises shall be treated by Purchaser as strictly confidential and shall not be disclosed to any third party except as necessary to perform the evaluations described herein (in which case such third party shall be required to adhere to such confidentiality requirement and Purchaser shall be responsible for any breach thereof by such third party) or as required by applicable law. The obligations contained in this Section shall survive any termination of this Contract.

26. Attorneys Authorized to Extend Time. The respective attorneys for each of Seller and Purchaser are authorized to consent in writing to the extension of any time period set forth herein.

27. Costs. Except as explicitly provided otherwise herein, any action to be performed by any party herein shall be performed by such party at its sole cost and expense.

28. Waiver of Trial by Jury. THE PARTIES HERETO EACH WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING FROM OR RELATED TO THIS CONTRACT OR ANY PROVISION CONTAINED HEREIN.

29. Construction of Agreement. This Contract has been fully negotiated between the parties and the parties agree that no presumption shall be made based on which party may have been responsible for the drafting of any provisions herein.

30. Escrow Provisions. It is hereby agreed that the Earnest Money shall not be released by the Escrow Agent except upon the mutual written consent of both parties hereto, or the Escrow Agent is instructed otherwise by a judgment of a court of competent jurisdiction. In the event of such dispute, the Escrow Agent shall also have the right to deposit said Earnest Money into a court of competent jurisdiction and from and after the date such deposit is made the Escrow Agent shall be released and discharged of all obligations with respect thereto.

It is further agreed and understood: (1) that the Escrow Agent may deposit for collection in the Escrow Agent's escrow bank account all checks tendered in payment of the First Deposit without such deposit constituting in any way an acceptance by the Seller of the Purchaser's offer contained in this Contract;
(2) that the Escrow Agent shall not be liable for the disposition of the Earnest Money, except in case of its gross negligence or willful disregard of the provisions of this Contract; and (3) that no compensation shall be paid to the Escrow Agent for its services performed hereunder.


WITNESS:                            CEDAR INCOME FUND PARTNERSHIP, L.P.
                                      By:  Cedar Income Fund, Ltd.


_______________________________            By: _________________________
                                               Brenda J. Walker
                                               Vice President


WITNESS:                                   BUSINESS PROPERTY TRUST, LLC

_______________________________            By: _______________________________
                                               Barry P. Raber
                                               Manager

                                           FIDELITY NATIONAL TITLE
                                           INSURANCE COMPANY OF OREGON,
                                           as Escrow Agent


                                           By: ______________________________
                                               Karleen M. Huggins
                                               Vice President

                                    EXHIBITS
                                    --------


A - Legal Description
B - Service Contracts
C - Leases
D - Due Diligence Delivery Items

                                    EXHIBIT A
                                    ---------

                                Legal Description
                                -----------------


Lot 2, CENTENNIAL INDUSTRIAL PARK PHASE I, according to the official plat thereof as recorded in the office of the Salt Lake County Recorder.

Excepting therefrom all coal, oil, gas, mines, metals, gravel, and all other minerals of whatsoever kind or nature in subject property as excepted by Union Pacific Land Resources Corporation, a Corporation of the State of Utah, in that certain Warranty Deed, dated September 9, 1975, recorded September 12, 1975, as Entry No. 2741808 in Book 3967 at Page 300 of Official Records.

Parcel Identification Number 15-17-300-029.

                                    EXHIBIT B
                                    ---------

                                Service Contracts
                                -----------------

                                [to be attached]

                                    EXHIBIT C
                                    ---------

                              Description of Leases
                              ---------------------

                                [to be attached]

                                    EXHIBIT D
                                    ---------



(i) Statement of income and expense for the Premises for the last three calendar years and the current year through the most recent month-ending, including a list of all capital expenditures on the Premises for such period.

(ii) Copies of all existing and proposed service and maintenance contracts, guaranties and warranties relating to the Premises, including all amendments and modifications thereto.

(iii) A complete and correct current rent roll for the Premises indicating for each resident their name, current rent, concessions (if any), deposits and lease expiration date.

(iv)     ALTA survey of the Premises (if available in Seller's files).

(v) A list of personal Premises owned by Seller and used in connection with the operation and maintenance of the Premises.

(vi) Copies of all plans and specifications, engineering reports, environmental reports, all governmental licenses and permits with respect to the use and occupancy of the Premises in Seller's possession (if available in Seller's files).

(vii) A copy of the most recent available property tax bill for the Premises, including a breakdown and copies of all bonds and assessments encumbering the Premises.

(viii)   Copies of Shell Certificates of Occupancy.

         In addition to the items provided to Purchaser described above (such items above being referred to as "Due Diligence Documents"), Seller shall provide access to Purchaser to supporting books and records, ledgers, records of income, expense, capital expenditures, utility bills, county tax bills, and other supporting documentation for the operation of the Premises at Seller's principal office upon reasonable prior notice. Original tenant files, including rental agreements, payment history and related material will be made available for Purchaser's review and inspection at Seller's principal office, upon reasonable prior notice.